Exhibit 10.27

April 18, 2023

John Dahldorf
3205 Corte Pacifica
Carlsbad, CA 92009

Dear John:

We are pleased to offer you the position of Chief Financial Officer with Adagio Medical, Inc. (the “Company”). The following summarizes our offer to you:

1.	Duties and Responsibilities. Your duties and responsibilities have been previously discussed with you as determined by management of the Company and may, at management’s discretion, be varied or added to from time to time, exercised reasonably, and consistent with your future career development goals. You will report directly to me.
2.	Start Date. Your employment start date is May 1, 2023.
3.	Compensation. Your compensation for this position will be $425,000.00 per annum, paid semi-monthly, less applicable payroll taxes and other deductions. The Company’s normal business hours are 8:00a - 5:00p (Pacific Time), Monday through Friday, excluding holidays. However, in your capacity as Chief Financial Officer it may be necessary for you to work outside of these hours from time to time in order to fulfill the requirements of the role.
4.	Bonuses. You will be eligible to earn an annual bonus of up to 50% of your annual salary, less applicable taxes and withholdings. This bonus is discretionary and will be subject to specific Company and individual milestones being met, which will be developed and discussed with you. Bonuses will be paid at the end of the first quarter following the measurement year.
5.	Company Shares. It will be recommended to the Board of Directors (“Board”) of the Company to approve an option grant to you to purchase shares of the Company’s common stock. The exercise price will be equal to the fair market value of the common stock as of the date each option is granted as determined by the Board, and will vest in accordance with the Company’s stock option plan.

26051 Merit Circle, Suite 102 | Laguna Hills, California, 92653 | 949.348.1188

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John Dahldorf

4/19/2023

6.	Vacation/Holidays. You will receive four (4) weeks’ vacation, which accrue on a monthly basis. The Company reserves the right, acting reasonably to request that vacations be scheduled so as not to conflict with critical business operations. In addition, the Company currently offers several paid holidays per year.
7.	Benefits. The Company offers a benefits package that includes medical, dental and vision insurance as well as a 401K plan which is available for you to participate as an optional election. Details about these benefits will be discussed with you when you start in your position.
8.	Reimbursement for Expenses. During your employment, the Company shall reimburse you for approved, reasonable travel and other expenses actually and properly incurred by you in connection with the performance of your duties and functions, such reimbursement to be made in accordance with and subject to the policies of the Company’s Travel & Entertainment Expense Policy.
9.	At-Will Employment. While we hope our relationship will be long and mutually beneficial, it should be recognized that neither you, nor we, have entered into any contract of employment, expressed or implied. Our relationship is, and will always be, one of voluntary employment at will. At will means that either the employee or the Company can terminate the employment relationship at any time with or without cause or reason whatsoever.
10.	Confidentiality and Assignment of Inventions. As a condition of your employment, you will enter into a Patent, Copyright and Nondisclosure Agreement with the Company.
11.	Non-Competition, Non-Solicitation: You agree that you shall not, during the term of your employment with the Company and for a period of twelve (12) months following the cessation of your employment for any reason on your own behalf or on behalf of any entity whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any entity, carry on or be engaged in or have any financial or other material interest in or be otherwise commercially involved in any endeavor activity or business in all or part of the United States which is in direct competition with the Company.

You further agree that you shall not, during the term of your employment with the Company and for a period of twelve (12) months following the cessation of your employment for any reason on your own behalf or on behalf of any entity whether directly or indirectly in any capacity whatsoever alone through or in connection with any entity:

a.	Canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any customer or prospective customer or customer of the Company affiliates for any purpose which is competitive with the Company; or

26051 Merit Circle, Suite 102 | Laguna Hills, California, 92653 | 949.348.1188

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John Dahldorf

4/19/2023

b.	Accept (or procure or assist the acceptance of) any business from any customer or prospective customer or customer of the Company affiliates which business is competitive with the Company; or
c.	Employ, engage, offer employment or engagement to solicit the employment or engagement if or otherwise entice away from the employment or engagement of the Company or any of its affiliates, any individual who is employed or engaged by the Company or any of its affiliates whether or not such individual would commit any breach of his contract or terms of employment or engagement by leaving their employment or the engagement of the Company or any of its affiliates; or
d.	Procure or assist any entity to employ engage, offer employment or engagement or solicit the employment or engagement of any individual who is employed or engaged by the Company or any of its affiliates or otherwise entice away from the employment or engagement of the Company or any of its affiliates any such individual.
12.	Agreement Confidential. Both parties shall keep the terms and conditions of this offer confidential except as may otherwise be required by law, regulation or other regulatory requirement.
13.	Expiration. This offer of employment, if not previously accepted by you, will expire seven days from the date of this letter, although additional time for consideration of the offer can be made available if you find it necessary. If you wish to accept the offer, please sign in the place provided below and return it to me within the prescribed time.

This offer is contingent upon our obtaining:

1.	Proof of eligibility to work in the United States in accordance with the Department of Homeland Security’s Form I-9.
2.	Signed Patent, Copyright and Non-Disclosure Agreement (as previously described).
3.	Satisfactory outcome of a personal background check, which may include professional references, verification of previous employment and education, criminal background check, drug screening, a department motor vehicle (DMV) check and/or a consumer credit check.

26051 Merit Circle, Suite 102 | Laguna Hills, California, 92653 | 949.348.1188

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John Dahldorf

4/19/2023

On behalf of the Adagio team, I’d like to extend a welcome to you. Please indicate your agreement with the terms set out in this letter by signing below and returning a copy to us.

Very truly yours,

/s/ Olav Bergheim
Olav Bergheim
Chief Executive Officer

Agreed to and accepted this
19th day of April 2023

/s/ John Dahldorf
John Dahldorf

26051 Merit Circle, Suite 102 | Laguna Hills, California, 92653 | 949.348.1188